Sierra Monitor Corporation Announces Financial Results for the First Quarter Ended March 31, 2015

First Quarter Sales and Earnings Increase Year Over Year

MILPITAS, CA -- (Marketwired - April 27, 2015) - Sierra Monitor Corporation (OTCQB: SRMC), a provider of Industrial Internet of Things (IIoT) solutions that connect and protect high-value infrastructure assets, today announced financial results for the first quarter ended March 31, 2015.

Financial Highlights

--  Achieved Q1 2015 net sales of approximately $4.9 million, compared to approximately $4.1 million in the prior year period, an increase of approximately 20%.
--  Delivered Q1 2015 gross margin of 59.8%, compared to 60.3% in the prior year period.
--  Reported Q1 2015 GAAP net income per share of $0.02 (basic and diluted), compared to GAAP net income of $0.00 per share (basic and diluted) for the prior year period.
--  Reported Q1 2015 Non-GAAP net income per share of $0.04 (basic and diluted), compared to $0.01 per share (basic and diluted) for the prior year period.
--  Ended Q1 2015 with a cash balance of approximately $4.0 million and no bank debt compared to a cash balance of $3.3 million at end of 2014.
--  Declared eleventh consecutive quarterly dividend of $0.01 per share, to be paid on May 15, 2015.

Business Highlights

Sierra Monitor continued to expand its customer base for its FieldServer protocol gateway products with design wins across a variety of applications, and added new distribution channels, further extending Sierra Monitor's market reach. A number of such wins are highlighted below.

--  Kele, Inc., a leading distributor of Building Automation System (BAS)
    products is now offering the FieldServer BACnet Router product on its on-line platform. This distribution partnership is part of a multi-
    pronged approach to increase the market reach of the industry-leading
    FieldServer product line by making it more "distribution ready".
--  E-Trade, a leading discount stock brokerage for self-directed investors, is using FieldServer gateways to integrate the Siemens XLS fire alarm system to the Automated Logic BAS at one of their large data centers.
    The FieldServer gateway bridges between the Siemens fire alarm control panel protocol and the BACnet protocol used by the BAS system. Sierra
    Monitor partnered with Siemens Building Technology's branch office to complete the installation quickly.
--  The Federal Aviation Administration recently worked with integrator
    Environmental Systems Corporation to install FieldServer gateways at traffic control centers in Jacksonville and Orlando, Florida, following prior successful implementations in Memphis and Chicago. The FieldServer gateways communicate with Veeder Root TLS350 units that measure the fuel level in the backup generators on site, and map that information to
    BACnet for integration with the facility's BAS.
--  The University of British Columbia is implementing a steam-to-hot-water conversion project, one of the largest of its kind in North America, with target completion in 2015. The FieldServer gateways convert the outputs of the Kamstrup BTU meters used on the primary side of the heat exchanger in all 60 buildings to Modbus TCP for integration with the
    SCADA system that computes usage and billing per building. The
    FieldServer also maps the BTU meters to BACnet IP so they can be integrated with the Siemens APOGEE(R) BAS.
--  Instituto Nacional de Seguros, a leading insurance company in Costa
    Rica, worked with Sierra Monitor partner ISA Controles, Costa Rica, to use FieldServer gateways to integrate chiller data from eight branch offices with a central BACnet MS/TP based automation system. The company is looking to monitor and benchmark energy consumption across sites before setting energy policies for the branch offices. The company will also use the gateways to remotely connect and monitor the fire alarm control panels at each branch office.
--  OJ Electronics, a manufacturer of controllers and sensors for underfloor heating and HVAC systems headquartered in Denmark, will replace their product's discontinued LonWorks interface with drop-in FieldServer gateway technology, thereby allowing them to continue to support
    LonWorks while maintaining backward compatibility with their installed base.
--  Neptronic, an award winning supplier of heaters, humidifiers, and other
    HVAC controls, selected the FieldServer BACnet Router to connect their
    BACnet MS/TP devices to a building's existing BACnet/IP backbone. The
    FieldServer BACnet Router's unique DeviceFind(TM) capability allows
    Neptronic's integrators to quickly validate that the network has been successfully commissioned and that the integration project has been completed.
--  Louisiana Radio Communications, also known as LRC Wireless, is a premier system integrator of wireless communications systems and services for
    Motorola Communication Equipment. LRC Wireless is using FieldServer gateway modules as part of their battery powered siren control system for chemical plants to connect their system to the industrial or building automation system. By focusing on their system's functionality and leaving the connectivity and protocol details to Sierra Monitor, LRC
    Wireless was able to significantly reduce their time-to-market.
--  MTU Onsite Energy is one of the core brands of Rolls Royce Power Systems
    AG, a world-leading provider of high and medium speed diesel and gas engines, drive systems, and fuel injection systems. MTU Onsite Energy has selected the FieldServer gateway to interface their generator sets to industrial or building automation systems. The FieldServer gateway's ability to support multiple protocols such as BACnet, Modbus, and AB EIP on the same part number played a key part in its selection, as did the ability to minimize installation complexity in the field through use of its unique Profiles technology.
--  Emerson Network Power, a leading provider of Uninterrupted Power Supply
    (UPS) systems, will use FieldServer gateways to connect UPS systems to automation systems over Modbus. This optional interface will complement the basic SNMP support that is available on each of their UPS units.

Additionally, Sierra Monitor's Sentry IT line of fire and gas solutions continues to be selected to protect high-value assets and facilities around the world for various applications.

--  The J.M. Smucker Company, makers of quality food brands such as Folgers and Crisco, worked with automation experts SCADA Tech to select Sierra
    Monitor's Sentry IT controller coupled with oxygen modules for a plant that utilizes nitrogen blanketing on the fill lines where product is put into containers. A leak in the nitrogen blanketing system can result in the displacement of oxygen and cause harm to workers. A low level of alarm results in the maintenance crew being dispatched to identify the leak, whereas in the event of a high level alarm, horns are sounded, fans are turned on, and personnel evacuate the area. The Sentry IT system was selected because of its ability to use daisy-chain based wiring thereby reducing costs in parts, labor, and time. Also, the ability to calibrate the system using the GlobalCal(TM) feature minimizes maintenance time.
--  The county of Santa Cruz, California, a long-time user of Sierra Monitor products in their waste water treatment facility, decided to upgrade their gas detection infrastructure to the Sentry IT system, using the
    Sentry IT "retrofit" kit. The retrofit kit lets customers rapidly upgrade the controller to the latest cloud-ready technology while continuing to leverage the installed gas detection modules.
--  Covanta, one of the world's largest owners and operators of infrastructure for the waste disposal and renewable energy production industries, will be using the Sentry IT system to detect the presence of methane and hydrogen sulfide (H2S) gases at a new plant that burns trash and sludge, being installed in Oahu, Hawaii.
--  The US Navy will be using the Sentry IT system to detect the presence of hydrogen in battery rooms for backup power on board naval vessels.
--  Rex Energy Corporation is an independent energy company engaged in the acquisition, exploration, and development of oil, natural gas, and natural gas liquids in the Appalachian and Illinois regions. Working with Sierra Monitor's partner, M. S. Jacobs, Rex Energy is installing
    Sierra Monitor's flame detectors at remote well sites. The flame detectors are powered by a 24V DC generator and report back to the
    Programmable Logic Controller (PLC) via dry contact. The product was selected because of its ability to minimize false positives based on a large field of view and advanced features that verify the flame is real before alarming. Minimizing false positives is critical to reducing operational downtime. Another key criterion was Sierra Monitor's ability to meet a fast delivery schedule as necessitated by weather.
--  Zelican Sdn. Bhd. is a Malaysian manufacturer of Safety Hot Work
    Enclosures (SHWE) used on oil and gas platforms to carry out welding operations without the need to shut down the operation of the platform.
    Zelican is incorporating Sentry IT gas detection modules in the SHWE to detect the presence of poisonous hydrogen sulfide (H2S) and combustible gases that could endanger the personnel and the platform. The SIL 2
    Certification carried by the Sentry IT products was a key factor in the selection.

First Quarter 2015 Financial Results

Net sales for the quarter ended March 31, 2015 were $4,927,787, an increase of 20%, compared to $4,101,258 reported for the same period of 2014.

Sierra Monitor posted GAAP net income of $213,495 or $0.02 per share (basic and diluted), for the quarter ended March 31, 2015, compared to GAAP net income of $6,701 or $0.00 per share basic and diluted, for the same period of 2014.

Sierra Monitor posted non-GAAP net income of $434,134 or $0.04 per share (basic and diluted), for the quarter ended March 31, 2015 compared to non-GAAP net income of $148,880 or $0.01 per share (basic and diluted), for the same period of 2014.

See Table C of this release for a reconciliation of GAAP to non-GAAP operating results.

Cash Position

Sierra Monitor had $4,049,696 in cash on March 31, 2015 with no bank borrowings. Net trade receivables on March 31, 2015 were $2,449,038. The company's days' sales outstanding were 40 days.

"We are pleased with our positive start to 2015 and with the balance we achieved between revenue and margin growth," said Varun Nagaraj, President and CEO. "We also met several external and internal milestones that are important for future growth. We introduced our BTL-certified FieldServer BACnet Routers at the 2015 AHR Expo in Chicago in January to acclaim, and subsequently expanded the customer reach for these BACnet Routers by signing a distribution agreement with Kele, Inc. We continue to make good progress on key Industrial Internet of Things (IIoT) initiatives that we expect will come to market later in 2015."

About Sierra Monitor Corporation

Sierra Monitor Corporation addresses the industrial and commercial facilities management market with Industrial Internet of Things (IIoT) solutions that connect and protect high-value infrastructure assets.

The Company's FieldServer brand of protocol gateways is used by system integrators and OEMs to enable local and remote monitoring and control of assets and facilities. With more than 100,000 products, supporting over 140 protocols installed in commercial and industrial facilities, FieldServer is the industry's leading multi-protocol gateway.

Sierra Monitor's Sentry IT fire and gas detection solutions are used by industrial and commercial facilities managers to protect their personnel and assets. Sentry IT branded controllers, sensor modules, and software are installed at thousands of facilities such as natural gas vehicle fueling and maintenance stations, wastewater treatment plants, oil and gas refineries and pipelines, parking garages, US Navy ships, and underground telephone vaults.

Headquartered in the heart of Silicon Valley in Milpitas, California, Sierra Monitor was founded in 1979 and has been a public company since 1989. By combining its distinguished track record in industrial sensing and automation with emerging IoT technologies such as cloud connectivity, big data, and analytics, Sierra Monitor is at the forefront of the emerging IIoT trend.

For more information visit: http://www.sierramonitor.com/

Table A
                         SIERRA MONITOR CORPORATION
                     Condensed Statements of Operations
                                 (Unaudited)

                                                      For the three months
                                                        ended March 31,
                                                       2015         2014
                                                   ------------ ------------
Net sales                                          $  4,927,787    4,101,258
Cost of goods sold                                    1,981,927    1,627,104
                                                   ------------ ------------
    Gross profit                                      2,945,860    2,474,154
                                                   ------------ ------------
Operating expenses
  Research and development                              566,081      559,604
  Selling and marketing                               1,184,678    1,244,566
  General and administrative                            776,254      658,855
                                                   ------------ ------------
                                                      2,527,013    2,463,025
                                                   ------------ ------------
    Income from operations                              418,847       11,129
  Interest income                                            32           38
                                                   ------------ ------------
    Income before income taxes                          418,879       11,167
Income tax provision                                    205,384        4,466
                                                   ------------ ------------
    Net income                                     $    213,495 $      6,701
                                                   ============ ============
Net income available to common shareholders per
 common share
    Basic                                          $       0.02 $       0.00
                                                   ============ ============
    Diluted                                        $       0.02 $       0.00
                                                   ============ ============
Weighted average number of common shares used in
 per share computations:
    Basic                                            10,128,311   10,107,644
                                                   ============ ============
    Diluted                                          10,143,097   10,198,450
                                                   ============ ============

Table B

                         SIERRA MONITOR CORPORATION
                               Balance Sheets

                      Assets                         March 31,  December 31,
                                                       2015         2014
                                                   ------------ ------------
                                                    (Unaudited)   (Audited)
Current assets:
  Cash and cash equivalents                        $  4,049,696 $  3,339,952
  Trade receivables, less allowance for doubtful
   accounts of approximately $79,000 and 72,000 at
   March 31, 2015 (unaudited) and December 31,
   2014, respectively                                 2,449,038    2,571,994
  Inventories, net                                    2,693,392    2,896,614
  Prepaid expenses                                      278,358      317,269
  Income tax deposit                                    180,306      180,306
  Deferred income taxes - current                       207,231      207,231
                                                   ------------ ------------
      Total current assets                            9,858,021    9,513,366

Property and equipment, net                             334,964      277,088
Other assets                                            429,537      342,546
                                                   ------------ ------------
      Total assets                                 $ 10,622,522 $ 10,133,000
                                                   ============ ============

       Liabilities and Shareholders' Equity
Current liabilities:
  Accounts payable                                 $    903,432 $    814,090
  Accrued compensation expenses                         455,853      471,014
  Income taxes payable                                  200,295            -
  Other current liabilities                              82,605       74,353
                                                   ------------ ------------
      Total current liabilities                       1,642,185    1,359,457

Deferred tax liability                                  138,125      138,125
                                                   ------------ ------------
      Total liabilities                               1,780,310    1,497,582

Commitments and contingencies
Shareholders' equity:
  Common stock, $0.001 par value; 20,000,000
   shares authorized; 10,128,311 shares issued and
   outstanding at March 31, 2015 (unaudited) and
   December 31, 2014.                                    10,128       10,128
  Additional paid-in capital                          3,493,761    3,399,179
  Retained earnings                                   5,338,323    5,226,111
                                                   ------------ ------------
      Total shareholders' equity                      8,842,212    8,635,418
                                                   ------------ ------------
      Total liabilities and shareholders' equity   $ 10,622,522 $ 10,133,000
                                                   ============ ============

The accompanying news release dated April 27, 2015 contains non-GAAP financial measures. Table C reconciles the non-GAAP financial measures used to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating expenses, non-GAAP profit from operations and related non-GAAP profit as a percentage of revenue, non-GAAP net profit and basic and diluted non-GAAP net profit per share.

Sierra Monitor continues to provide all information required in accordance with GAAP and does not suggest or believe non-GAAP financial measures should be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Sierra Monitor believes that these non-GAAP financial measures provide meaningful supplemental information regarding its operating results primarily because they exclude amounts the Company does not consider part of ongoing operating results when assessing the overall Company performance.

We believe that our non-GAAP financial measures facilitate the comparison of results for current periods with results for past periods. We exclude the following items from non-GAAP financial measures:

Depreciation and Amortization of Tangible and Intangible Assets

In accordance with GAAP, depreciation and amortization of tangible and intangible assets includes depreciation of purchased capital assets and amortization of intangible assets including third party approval fees. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Bad Debt Expense

We maintain an allowance for doubtful accounts which is analyzed on a periodic basis to ensure that it is adequate to the best of management's knowledge. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Inventory Losses

We evaluate our inventories for excess or obsolescence on a quarterly basis. Inventories identified as slow moving or obsolete are determined based on historical experience and current product demand. The quarterly analysis is used to adjust the provision for inventory losses. We exclude the provision for inventory losses from our internal measures for budget and planning purposes.

Deferred Income Taxes

The effect of changes in deferred tax balances is non-cash and is not comparable across periods or with other companies. We exclude these amounts from our internal measures for budget and planning purposes.

Stock-based Compensation Expense

Our non-GAAP financial measures exclude stock-based compensation expenses, which consist of expenses for stock options. While stock-based compensation is an expense affecting our results of operations, management excludes stock-based compensation from our budget and planning process. For these reasons we exclude stock-based compensation expenses from our non-GAAP financial measures. We compute weighted average dilutive stocks using the methods required by GAAP for both GAAP and non-GAAP diluted net income per share.

Sierra Monitor refers to these non-GAAP financial measures in evaluating and measuring the performance of our ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to historical operating results. We are reporting non-GAAP financial measures because we believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

Sierra Monitor believes that non-GAAP measures have significant limitations in that they do not reflect all of the amounts associated with Sierra Monitor's financial results as determined in accordance with GAAP and that these measures should only be used to evaluate Sierra Monitor's financial results in conjunction with the corresponding GAAP measures, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Because of these limitations, Sierra Monitor qualifies the use of non-GAAP financial information in a statement when non-GAAP information is presented. In addition, the exclusion of the charges and expenses indicated above from the non-GAAP financial measures presented does not indicate an expectation by Sierra Monitor management that similar charges and expenses will not be incurred in subsequent periods.

Table C
                         SIERRA MONITOR CORPORATION
            Reconciliation of GAAP to Non-GAAP Operating Results
                                (Unaudited)

                                                     For the three months
                                                            ended
                                                           March 31
                                                      2015         2014
                                                  ------------ ------------

GAAP Net Income                                   $    213,495 $      6,701
  Depreciation and amortization                        108,584       76,749
  Provision for bad debt expense                         6,308       (3,607)
  Provision for inventory losses                        11,165        1,527
  Stock based compensation expense                      94,582       67,510
                                                  ------------ ------------
Total adjustments to GAAP net income                   220,639      142,179
                                                  ------------ ------------
Non-GAAP Net Income                               $    434,134 $    148,880
                                                  ============ ============

Non GAAP Net Income Per Share:
  Basic                                           $       0.04 $       0.01
                                                  ============ ============
  Diluted                                         $       0.04 $       0.01
                                                  ============ ============
Weighted-average number of shares used in per
 share computations:
  Basic                                             10,128,311   10,107,644
                                                  ============ ============
  Diluted                                           10,143,097   10,198,450
                                                  ============ ============

Sierra Monitor Investor Relations Contact
Varun Nagaraj
CEO
Sierra Monitor Corporation
vnagaraj@sierramonitor.com